Exhibit 99.1

News Release

                The Boeing Company

                100 North Riverside Plaza

                Chicago, IL 60606-1596

                www.boeing.com

Boeing Reports Third-Quarter EPS of $1.44 and Updates Guidance

•	Third-quarter revenues rose 12 percent to $16.5 billion on higher commercial airplane deliveries and defense business growth

•	Net income grew 61 percent to $1.1 billion and EPS increased to $1.44 per share

•	Operating cash flow increased to $3.3 billion

•	Backlog expanded to a record level of $295 billion

•	Guidance increased for 2007 revenue, EPS and cash flow; 2008 guidance adjusted to reflect revised 787 delivery schedule

Table 1. Summary Financial Results	3rd Quarter		Change	Nine Months		Change
(Millions, except per share data)	2007	2006[1]		2007	2006[1]
Revenues	$16,517	$14,739	12%	$48,910	$43,989	11%
Earnings From Operations	$1,499	$951	58%	$4,314	$1,862	132%
Operating Margin	9.1%	6.5%	2.6 Pts	8.8%	4.2%	4.6 Pts
Reported Net Income	$1,114	$694	61%	$3,041	$1,226	148%
Reported Earnings per Share	$1.44	$0.89	62%	$3.92	$1.57	150%
Adjusted Earnings per Share *[2]	$1.44	$1.11	30%	$3.91	$2.53	55%
Operating Cash Flow	$3,329	$560	494%	$7,691	$5,058	52%
1	3Q06 results include a charge of $280, or $0.22 per share to exit Connexion. Nine months 2006 results also include a legal settlement charge of $571, or $0.74 per share, and an AEW&C charge of $496, or $0.39 per share.
2	Adjusted EPS* for 3Q06 excludes only the Connexion charge. Nine-months results exclude only the legal settlement, the Connexion charge and discontinued operations.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 9, "Non-GAAP Measure Disclosure."

CHICAGO, October 24, 2007 – The Boeing Company’s [NYSE: BA] third-quarter net earnings increased to $1.1 billion, or $1.44 per share, from $694 million, or $0.89 per share, in the same period last year (Table 1). Third-quarter revenues increased 12 percent to $16.5 billion while earnings from operations rose to $1.5 billion, yielding a 9.1 percent operating margin. Excluding last year’s charge of $0.22 per share in the period to exit the Connexion business, adjusted earnings per share* rose 30 percent.

Boeing increased its 2007 guidance for revenue, earnings per share and cash flow due to core business performance and lower corporate costs, and now expects earnings per share this year to be between $5.05 and $5.15. The company’s guidance now reflects the previously disclosed revision to the 787 delivery schedule, and the 2008 EPS outlook is reaffirmed.

“Our focus on growth and productivity is driving strong financial performance across our company,” said Boeing Chairman, President and CEO Jim McNerney. “With our record backlog and healthy, growing markets, the tasks at hand are to execute our programs, continue expanding our business base, and become more efficient every day.”

Third-quarter operating cash flow grew to $3.3 billion, reflecting increased operating earnings, continued strong commercial airplane orders, and a decrease in working capital. Free cash flow* grew to $2.9 billion after capital expenditures (Table 2).

Table 2. Cash Flow
	3rd Quarter		Nine Months
(Millions)	2007	2006	2007	2006

Operating Cash Flow[1]	$3,329	$560	$7,691	$5,058
Less Additions to Property, Plant & Equipment	($417)	($348)	($1,282)	($1,093)
Free Cash Flow*	$2,912	$212	$6,409	$3,965
[1]	Operating cash flow includes $563 pension plans contribution in first nine months of 2007 and $520 in first nine months 2006.

For the first nine months of the year revenues increased 11 percent to $48.9 billion and earnings per share more than doubled to $3.92 per share. The year-earlier period included charges for Connexion, a legal settlement and Airborne Early Warning and Control programs. Total company backlog as of September 30, 2007 reached a record $295 billion, up 29 percent in the last twelve months due to continued strength in commercial airplane orders and additional defense orders.

Cash and investments in marketable securities totaled $12.2 billion at September 30, up 16 percent from $10.5 billion at the end of the second quarter (Table 3). The company increased its share repurchases, spending $905 million for 9.1 million shares during the quarter, leaving $0.5 billion remaining under the current repurchase authorization. Consolidated debt decreased slightly on lower aircraft financing debt.

Table 3. Cash, Marketable Securities and Debt Balances
	Quarter-End
(Billions)	3Q07	2Q07
Cash	$8.9	$7.1
Marketable Securities[1]	$3.3	$3.4
Total	$12.2	$10.5

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.7	$4.8
Total Consolidated Debt	$8.6	$8.7
[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as "short-term investments" and "investments."

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) third-quarter revenues increased 23 percent to $8.3 billion on a 9 percent increase in deliveries to 109 airplanes, as well as higher commercial aviation services revenue (Table 4). Operating earnings grew 46 percent to $945 million and operating margins expanded to 11.4 percent. Margins in the latest quarter primarily reflect higher operating leverage.

Table 4. Commercial Airplanes Operating Results
	3rd Quarter			Nine Months
(Millions, except deliveries & margin percent)	2007	2006	Change	2007	2006	Change

Commercial Airplanes Deliveries	109	100	9%	329	295	12%

Revenues	$8,258	$6,693	23%	$24,520	$20,859	18%
Earnings from Operations	$945	$646	46%	$2,611	$2,068	26%

Operating Margins	11.4%	9.7%	1.7 Pts	10.6%	9.9%	0.7 Pts

For the first nine months of the year, BCA revenues rose 18 percent to $24.5 billion on a 12 percent increase in airplane deliveries. Operating earnings grew 26 percent to $2.6 billion and margins expanded to 10.6 percent, driven by higher delivery volume and services sales.

BCA booked 354 gross orders during the quarter and 903 in the first nine months. Its contractual backlog rose to a record $224 billion, increasing 46 percent in the last year to more than seven times BCA’s 2006 revenues.

As previously disclosed, the company recently rescheduled first flight of the 787 Dreamliner and initial deliveries. The company expects the first flight to occur around the end of the first quarter of 2008 and first delivery in late November or December of 2008. Boeing continues to address challenges associated with assembly of the first airplanes, including completion of out-of-sequence production work, software integration and parts availability. Recent important milestones for the 787 Dreamliner program include airworthiness certification of the Rolls-Royce engine and completion of the third and final crashworthiness test. The program has won 710 firm orders to date from 50 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) third-quarter revenues rose 3 percent to $8.0 billion on higher volume in the Network & Space Systems and Support Systems segments, which more than offset the loss of reported revenue from last year’s formation of the United Launch Alliance (ULA) joint venture. Strong performance across IDS was partially offset by a $94 million impact associated with a change in market conditions for the Delta II launch program. As a result, operating earnings declined to $824 million, yielding an operating margin of 10.3 percent.

For the first nine months of the year, revenues increased 4 percent to $23.7 billion generating higher operating earnings of $2.5 billion and expanding operating margins to 10.4 percent. IDS results reflect higher volume across all segments combined with productivity improvements, partially offset by the ULA revenue exclusion.

Table 5. Integrated Defense Systems Operating Results
	3rd Quarter				Nine Months
(Millions, except margin percent)	2007		2006	Change	2007		2006		Change

Revenues
Precision Engagement & Mobility Systems	$3,360		$3,413	(2%)	$10,063		$9,848		2%
Network & Space Systems	$3,006		$2,845	6%	$8,805		$8,527		3%
Support Systems	$1,642		$1,534	7%	$4,842		$4,377		11%
Total IDS Revenues	$8,008		$7,792	3%	$23,710		$22,752		4%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$404		$462	(13%)	$1,232		$915	[2]	35%
Network & Space Systems	$178	[1]	$226	(21%)	$596	[1]	$485		23%
Support Systems	$242		$191	27%	$634		$605		5%
Total IDS Earnings from Operations	$824		$879	(6%)	$2,462		$2,005		23%

Operating Margins	10.3%		11.3%	(1.0)Pts	10.4%		8.8%		1.6 Pts
[1]

A charge of $94 in 3Q07 due to Delta II inventory reduced the quarter's margins by 1.2 points for IDS and 3.1 points for N&SS. For the first nine months, it reduced IDS margins by 0.4 points and N&SS margins by 1.0 points.

[2]	A charge of $496 in 2Q06 due to increased costs on AEW&C reduced IDS margins by 2.2 points for the first nine months, and reduced PE&MS margins by 5.0 points for the first nine months.

Precision Engagement & Mobility Systems third-quarter revenues fell slightly to $3.4 billion due to lower volume on the F-22 program and changes in aircraft delivery mix. Operating margin of 12.0 percent was driven by contract mix and timing on tactical aircraft, rotorcraft and weapons programs.

Network & Space Systems revenues increased 6 percent to $3.0 billion on increased volume on missile defense and several satellite programs, which more than offset the expected loss of ULA-reported revenue. Based on ULA’s market assessment and discussions with our customers, it became evident that the cost of unsold Delta II inventory exceeded market prices. As a result, the company has taken a charge of $94 million for Delta II inventories and our share of ULA losses. Operating margin of 5.9 percent in the quarter reflects the Delta II charge which was partially offset by strong performance on missile defense programs.

Support Systems generated solid growth and profitability on its broad business base during the quarter. Revenues increased 7 percent to $1.6 billion and operating margin increased to 14.7 percent. The higher revenues reflect increased volume on integrated logistics programs while the higher margins reflect improved contract mix.

IDS’ backlog at quarter-end was down slightly to $70.4 billion reflecting current year deliveries and sales on multi-year contracts awarded in prior years which were nearly offset by new orders.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to deliver strong financial performance while reducing portfolio risk (Table 6). For the quarter, BCC reported pre-tax earnings of $61 million compared to $122 million in the same period last year which included favorable portfolio dispositions and a larger portfolio. BCC’s portfolio balance at the end of the quarter was $6.8 billion, down from $8.0 billion at the beginning of the year primarily on normal portfolio run-off, customer prepayments and depreciation. BCC contributed $52 million in cash dividends to the company during the quarter and $316 million in the first nine months of the year. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results
	3rd Quarter			Nine Months
(Millions)	2007	2006	Change	2007	2006	Change

Revenues	$197	$304	(35%)	$619	$784	(21%)

Pre-Tax Income	$61	$122	(50%)	$204	$254	(20%)

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology and the Connexion business (which was closed at the end of 2006), as well as certain results related to the consolidation of all business units. Other segment expense was $46 million in the third quarter, a significant improvement from $494 million of expense in the same period last year which included a $280 million charge to exit the Connexion business.

Unallocated share-based-plans expense was $58 million, down from $97 million in the same period of 2006 due to changes in the company’s long-term compensation plans implemented last year. Pension expense for the quarter was $278 million, of which $149 million was recorded in unallocated expense, and the balance was recorded as expense at BCA and IDS. Boeing’s pension plans are fully funded on a projected benefit obligation basis, and there were $40 million in cash contributions made during the quarter.

Outlook

The company’s financial guidance summarized in Table 7 reflects strong performance from core businesses, higher commercial airplane deliveries, and company-wide productivity gains. The guidance also reflects the recently announced rescheduling of initial 787 deliveries, the impact of which is expected to shift associated deliveries, revenue and cash flow from 2008 to 2009.

Boeing’s 2007 revenue guidance is now approximately $66 billion, up from approximately $65 billion. Revenue guidance for 2008 is now $67.5 billion to $68.5 billion, down from $71 billion to $72 billion due to the revised 787 delivery schedule. Earnings-per-share guidance for 2007 is now $5.05 to $5.15 per share, up from $4.80 to $4.95 per share. Guidance for 2008 EPS is reaffirmed at $5.55 to $5.75 per share, as productivity gains from business units and corporate are expected to offset R&D pressure and the 787 delivery shift. Operating cash flow for 2007 is now expected to be greater than $9 billion compared to prior guidance of greater than $6 billion, and cash flow guidance for 2008 is reduced to greater than $3 billion from greater than $7 billion. The change in cash flow guidance for this year and next reflects strong core business performance, higher airplane orders this year, timing of working capital changes, and the cash impact of shifting 787 deliveries from 2008 into 2009.

Commercial Airplanes expects to deliver approximately 440 airplanes this year, and is sold out. BCA revenue guidance for 2007 is unchanged at approximately $33 billion and operating margin guidance remains approximately 10.5 percent. Airplane deliveries in 2008 are sold out and are expected to be between 480 and 490, down from 515 to 520, based on the new 787 delivery schedule. Commercial Airplanes’ 2008 revenue is expected to grow to between $35 billion and $36 billion, down from previous guidance of $39 billion to $40 billion, while margins are expected to expand to approximately 11 percent. The company expects to deliver more airplanes in 2009 than in 2008.

IDS revenue guidance for 2007 is increased to approximately $32 billion from approximately $31 billion. Revenue guidance for 2008 is unchanged. Guidance for 2007 IDS operating margin is reduced to greater than 10 percent from approximately 11 percent due to the Delta II market assessment and contract mix. IDS margin guidance for 2008 is now approximately 10.5 percent from approximately 11 percent due to additional R&D requirements and contract mix.

Boeing’s total research and development forecast for 2007 is unchanged at approximately $3.7 billion. R&D guidance for 2008 has been increased to between $3.2 billion and $3.4 billion from $2.8 billion to $3.0 billion. Approximately half of the increase in R&D is associated with IDS: for international tanker and for a customer-requested change that results in certain proposal costs being charged to R&D. The other half is primarily due to the rescheduling of the 787 program flight test and initial deliveries. Annual capital expenditures are expected to be approximately $1.7 billion in 2007 and approximately $1.8 billion in 2008, up from previous guidance due to higher expenditures to support company growth.

The company’s non-cash pension expense is expected to be approximately $1.1 billion for 2007 and approximately $0.8 billion for 2008. The company expects pension expense to continue to decline after the guidance period with 2009 pension expense likely to be approximately half of the 2008 level. Discretionary funding of Boeing’s pension plans is expected to be approximately $500 million per year in 2007 and 2008.

Table 7. Financial Outlook
(Billions, except per share data)	2007	2008

The Boeing Company
Revenues	~ $66	$67.5 - $68.5
Earnings Per Share (GAAP)	$5.05 - $5.15	$5.55 - $5.75
Operating Cash Flow[1]	> $9	> $3

Boeing Commercial Airplanes
Deliveries	~ 440	480 - 490
Revenues	~ $33	$35 - $36
Operating Margin	~ 10.5%	~ 11%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $14.0	Steady
Network & Space Systems	~ $11.5	Moderate Growth
Support Systems	~ $6.5	Moderate Growth
Total IDS Revenues	~ $32	$32 - $33

Operating Margin
Precision Engagement & Mobility Systems	~ 12%	Low Double Digit
Network & Space Systems	~ 7%	High Single Digit
Support Systems	~ 13%	Low Double Digit
Total IDS Operating Margin	> 10%	~ 10.5%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.8	< $0.8
Return on Assets	> 1.5%	> 1.0%

Research & Development	~ $3.7	$3.2 - $3.4
Capital Expenditures	~ $1.7	~ $1.8
[1]	After forecast pension contributions of $0.5 billion in 2007 and $0.5 billion in 2008.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Adjusted Earnings per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes adjusted earnings per share is important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2007 and 2008 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program and the ability to meet scheduled deliveries of the 787 airplane; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

# # #

Contact:

Investor Relations: David Dohnalek or Rob Young (312) 544-2140

Communications: Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Nine months ended September 30		Three months ended September 30
	2007	2006	2007	2006
Sales of products	$42,193	$37,539	$14,177	$12,388
Sales of services	6,717	6,450	2,340	2,351

Total revenues	48,910	43,989	16,517	14,739

Cost of products	(33,471)	(30,310)	(11,331)	(9,789)
Cost of services	(5,386)	(5,409)	(1,803)	(2,014)
Boeing Capital Corporation interest expense	(225)	(267)	(73)	(88)

Total costs and expenses	(39,082)	(35,986)	(13,207)	(11,891)

	9,828	8,003	3,310	2,848
Income from operating investments, net	100	95	11	42
General and administrative expense	(2,735)	(3,077)	(931)	(834)
Research and development expense, net	(2,857)	(2,320)	(869)	(833)
Loss on dispositions/business shutdown, net	(22)	(268)	(22)	(272)
Settlement with U.S. Department of Justice, net of accruals		(571)

Earnings from operations	4,314	1,862	1,499	951
Other income, net	355	296	139	104
Interest and debt expense	(139)	(203)	(47)	(67)

Earnings before income taxes	4,530	1,955	1,591	988
Income tax expense	(1,499)	(729)	(482)	(294)

Net earnings from continuing operations	3,031	1,226	1,109	694
Net gain on disposal of discontinued operations, net of taxes of $6 and $2	10		5

Net earnings	$3,041	$1,226	$1,114	$694

Basic earnings per share from continuing operations	$3.98	$1.60	$1.46	$0.90
Net gain on disposal of discontinued operations, net of taxes	0.02		0.01

Basic earnings per share	$4.00	$1.60	$1.47	$0.90

Diluted earnings per share from continuing operations	$3.91	$1.57	$1.43	$0.89
Net gain on disposal of discontinued operations, net of taxes	0.01		0.01

Diluted earnings per share	$3.92	$1.57	$1.44	$0.89

Cash dividends paid per share	$1.05	$0.90	$0.35	$0.30

Weighted average diluted shares (millions)	776.2	789.3	773.4	784.0

The numerator used to compute diluted earnings per share is as follows:
Net earnings	$3,041	$1,226	$1,114	$694
Expense related to diluted shares	2	11

Total numerator	$3,043	$1,237	$1,114	$694

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2007	December 31 2006
Assets
Cash and cash equivalents	$8,948	$6,118
Short-term investments	516	268
Accounts receivable, net	5,634	5,285
Current portion of customer financing, net	396	370
Deferred income taxes	2,940	2,837
Inventories, net of advances and progress billings	8,194	8,105

Total current assets	26,628	22,983

Customer financing, net	6,925	8,520
Property, plant and equipment, net of accumulated depreciation of $12,106 and $11,635	8,182	7,675
Goodwill	3,096	3,047
Other acquired intangibles, net	1,750	1,698
Deferred income taxes	823	1,051
Investments	4,053	4,085
Other assets, net of accumulated amortization of $345 and $272	3,330	2,735

Total assets	$54,787	$51,794

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,536	$16,201
Advances and billings in excess of related costs	12,226	11,449
Income taxes payable	1,080	670
Short-term debt and current portion of long-term debt	1,025	1,381

Total current liabilities	30,867	29,701
Accrued retiree health care	7,694	7,671
Accrued pension plan liability	980	1,135
Non-current income taxes payable	879
Other long-term liabilities	406	391
Long-term debt	7,555	8,157
Shareholders’ equity:
Common shares, par value $5.00—1,200,000,000 shares authorized; Shares issued—1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	5,242	4,655
Treasury shares, at cost – 235,068,046 and 223,522,176	(13,964)	(12,459)
Retained earnings	20,920	18,453
Accumulated other comprehensive loss	(7,569)	(8,217)
ShareValue Trust Shares – 31,246,307 and 30,903,026	(3,284)	(2,754)

Total shareholders’ equity	6,406	4,739

Total liabilities and shareholders’ equity	$54,787	$51,794

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Nine months ended September 30
	2007	2006
Cash flows—operating activities:
Net earnings	$3,041	$1,226
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	266	553
Depreciation	975	1,057
Amortization of other acquired intangibles	116	66
Amortization of debt discount/premium and issuance costs	7	12
Pension expense	781	525
Investment/asset impairment charges, net	5	85
Customer financing valuation (benefit)/provision	(52)	19
Gain on disposal of discontinued operations	(16)
Loss on dispositions/business shutdown, net	22	268
Other charges and credits, net	120	112
Excess tax benefits from share-based payment arrangements	(141)	(118)
Changes in assets and liabilities –
Accounts receivable	(358)	166
Inventories, net of advances and progress billings	(100)	520
Accounts payable and other liabilities	470	(682)
Advances and billings in excess of related costs	747	656
Income taxes receivable, payable and deferred	1,195	757
Other long-term liabilities	1	(45)
Pension contributions	(563)	(520)
Accrued retiree health care	23	73
Customer financing, net	1,254	515
Other	(102)	(187)

Net cash provided by operating activities	7,691	5,058

Cash flows—investing activities:
Property, plant and equipment additions	(1,282)	(1,093)
Property, plant and equipment reductions	22	86
Acquisitions, net of cash acquired	(75)	(1,854)
Proceeds from dispositions		109
Contributions to investments	(2,673)	(1,591)
Proceeds from investments	2,563	1,775
Other	(152)

Net cash used by investing activities	(1,597)	(2,568)

Cash flows—financing activities:
New borrowings	28	1
Debt repayments	(1,007)	(1,098)
Stock options exercised, other	196	227
Excess tax benefits from share-based payment arrangements	141	118
Common shares repurchased	(1,817)	(1,254)
Dividends paid	(826)	(719)

Net cash used by financing activities	(3,285)	(2,725)

Effect of exchange rate changes on cash and cash equivalents	21	21

Net increase/(decrease) in cash and cash equivalents	2,830	(214)
Cash and cash equivalents at beginning of year	6,118	5,412

Cash and cash equivalents at end of period	$8,948	$5,198

Non-cash investing and financing activities:
Capital lease obligations incurred		$356

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

(Dollars in millions)	Nine months ended September 30		Three months ended September 30
	2007	2006	2007	2006
Revenues:
Commercial Airplanes	$24,520	$20,859	$8,258	$6,693
Integrated Defense Systems:
Precision Engagement and Mobility Systems	10,063	9,848	3,360	3,413
Network and Space Systems	8,805	8,527	3,006	2,845
Support Systems	4,842	4,377	1,642	1,534

Total Integrated Defense Systems	23,710	22,752	8,008	7,792
Boeing Capital Corporation	619	784	197	304
Other	218	218	74	60
Accounting differences/eliminations	(157)	(624)	(20)	(110)

Total revenues	$48,910	$43,989	$16,517	$14,739

Earnings from operations:
Commercial Airplanes	$2,611	$2,068	$945	$646
Integrated Defense Systems:
Precision Engagement and Mobility Systems	1,232	915	404	462
Network and Space Systems	596	485	178	226
Support Systems	634	605	242	191

Total Integrated Defense Systems	2,462	2,005	824	879
Boeing Capital Corporation	204	254	61	122
Other	(78)	(645)	(46)	(494)
Unallocated expense	(885)	(1,249)	(285)	(202)
Settlement with U.S. Department of Justice, net of accruals		(571)

Earnings from operations	4,314	1,862	1,499	951
Other income, net	355	296	139	104
Interest and debt expense	(139)	(203)	(47)	(67)

Earnings before income taxes	4,530	1,955	1,591	988
Income tax expense	(1,499)	(729)	(482)	(294)

Net earnings from continuing operations	3,031	1,226	1,109	694
Net gain on disposal of discontinued operations, net of taxes of $6 and $2	10		5

Net earnings	$3,041	$1,226	$1,114	$694

Research and development expense:
Commercial Airplanes	$2,192	$1,668	$635	$612
Integrated Defense Systems:
Precision Engagement and Mobility Systems	338	288	118	87
Network and Space Systems	231	225	82	68
Support Systems	74	72	27	24

Total Integrated Defense Systems	643	585	227	179
Other	22	67	7	42

Total research and development expense	$2,857	$2,320	$869	$833

	Nine months ended September 30		Three months ended September 30
Unallocated expense	2007	2006	2007	2006
Share-based plans	$(227)	$(540)	$(58)	$(97)
Deferred compensation	(117)	(131)	(54)	16
Pension	(420)	(302)	(149)	(122)
Post-retirement	(93)	(60)	(34)	(31)
Capitalized interest	(36)	(33)	(13)	(10)
Other	8	(183)	23	42

Total	$(885)	$(1,249)	$(285)	$(202)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Nine months ended September 30			Three months ended September 30
	2007	2006		2007	2006
Commercial Airplanes
717		5	(3)
737 Next-Generation	250	223		81	81
747	12	11		5	3
767	9	9		3	3
777	58	47		20	13

Total	329	295		109	100

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems

Precision Engagement and Mobility Systems
F-18 Models	33	32		11	11
T-45TS Goshawk	7	11		2	4
F-15E Eagle	6	3		3	3
C-17 Globemaster	12	12		4	4
CH-47 Chinook	7			1
AH-64 Apache	17	21		9	7
C-40A Clipper	2	1

Network and Space Systems
Delta II	2	1		1
Delta IV		2
Commercial and Civil Satellites	3	3			2

Contractual backlog (Dollars in billions)	September 30 2007	June 30 2007		March 31 2007	December 31 2006
Commercial Airplanes	$224.4	$207.7		$188.4	$174.3
Integrated Defense Systems:
Precision Engagement and Mobility Systems	22.1	21.7		23.1	24.8
Network and Space Systems	7.0	9.1		8.9	7.8
Support Systems	9.4	9.7		9.8	9.7

Total Integrated Defense Systems	38.5	40.5		41.8	42.3

Total contractual backlog	$262.9	$248.2		$230.2	$216.6

Unobligated backlog	$32.2	$30.3		$32.1	$33.7

Total backlog	$295.1	$278.5		$262.3	$250.3

Workforce	158,500	157,100		155,000	154,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company's ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended September 30
	2007	2006
GAAP Diluted earnings per share	$1.44	$0.89
Business Shutdown		0.22	a

Adjusted earnings per share * “Core Earnings” per share	$1.44	$1.11
Weighted average diluted shares (millions)	773.4	784.0

a	Represents the net earnings per share impact related to the shutdown of the Connexion business.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Nine months ended September 30
	2007		2006
GAAP Diluted earnings per share	$3.92		$1.57
Global settlement with U.S. Department of Justice			0.74	a
Business Shutdown			0.22	b
Net gain on Discontinued Operations, Net of Taxes	(0.01	) c

Adjusted earnings per share * “Core Earnings” per share	$3.91		$2.53
Weighted average diluted shares (millions)	776.2		789.3

a	Represents the net earnings per share impact for the global settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice and reversal of a tax benefit of $16, which was recorded on previous accruals of $44 at 37.3%. ($571 pre-tax charge) No tax benefit was recognized relating to the global settlement.
b	Represents the net earnings per share impact related to the shutdown of the Connexion business.
c	Represents an after-tax adjustment to the 2004 sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.